EXHIBIT 4.3

NEITHER THIS CONVERTIBLE SECURED SUBORDINATED PROMISSORY NOTE NOR THE SECURITIES THAT ARE ISSUABLE UPON CONVERSION HEREOF (COLLECTIVELY, THE “SECURITIES”) HAVE BEEN THE SUBJECT OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THE SECURITIES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH TRANSACTIONS UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS; (II) IN THE ABSENCE OF AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE MAKER, AS THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR; (III) UNLESS SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 UNDER THE 1933 ACT.

CONVERTIBLE SECURED SUBORDINATED PROMISSORY NOTE

October 26, 2022	Principal Amount: $5,000,000.00

FOR VALUE RECEIVED, BLOOMIOS, INC., a Nevada corporation having its principal office at 701 Anacapa Street, Suite C, Daytona Beach, FL 32114 (the “Maker”), hereby promises to pay to the order of UPEXI, INC., a Nevada corporation having its principal office at 17129 US Hwy 19 N., Clearwater, Florida 33760 (or any successor or assign of Upexi, Inc., the “Holder”), the principal amount of Five Million Dollars ($5,000,000) on or before October 26, 2024 (the “Maturity Date”), and to pay interest on the unpaid principal balance hereof at the rate of eight and one-half percent (8.5%) per annum commencing on the date hereof (the “Issuance Date”), in accordance with and subject to the terms hereinafter set forth.

This Convertible Secured Subordinated Promissory Note (as may be amended or supplemented from time to time, the “Note”) is being issued as part of the consideration to be paid to Upexi, Inc. pursuant to a certain Membership Interest Purchase Agreement, dated as of the date hereof (the “MIPA”) by and among the Maker, Infused Confections LLC, a Wyoming limited liability company and subsidiary of the Maker (the “Bloomios Buyer”), and Upexi, Inc. in its capacity as seller, providing for the sale by Upexi, Inc. to the Bloomios Buyer of all of the outstanding membership interests of Infusionz LLC, a Colorado limited liability company (“Infusionz”).

1. Payments of Principal and Interest.

(a) Payment of Principal. The principal amount of this Note shall be due and payable to the Holder on the Maturity Date; provided however, that the Maker shall remit in repayment of amounts outstanding hereunder from time to time an amount equal to forty percent (40%) of the net proceeds received by the Maker in connection with any offering by the Maker of Maker’s securities conducted in connection with the Uplisting (as defined in Section 3(c) below), or thereafter (through the Maturity Date), it being expressly understood that nothing set forth herein shall or shall be deemed to create any obligation on the part of the Maker to undertake or consummate any such offering.

(b) Payment of Interest. Interest on the unpaid principal balance of this Note shall accrue at a rate of eight and one-half percent (8.5%) per annum commencing on the Issuance Date (the “Interest Rate”). Interest shall be computed on the basis of a 365-day year and paid in arrears on a monthly basis, for the actual number of days elapsed, on the first day of each calendar month hereafter. Any accrued but unpaid interest may, at the option of the Holder, be included, from time to time, in the Conversion Amount (as hereinafter defined in Section 2(b)).

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(c) Payment of Default Interest. Upon any Event of Default (as hereinafter defined in Section 4(a) and including non-payment of any amount of principal or interest on the Note when due), that remains uncured for a period of more than five (5) business days (the “Cure Period”), the Interest Rate will immediately and automatically increase to the greater of: (i) eighteen percent (18%) per annum, or (ii) the highest permitted and non-usurious legal rate of interest in effect on the date of expiration of the applicable Cure Period following the corresponding Event of Default (the “Default Rate”) and shall remain in effect for the remainder of the term of this Note (the “Default Interest”). Any accrued but unpaid Default Interest may, at the option of the Holder, be included in the Conversion Amount (as hereinafter defined in Section 2(b)).

(d) General Payment Provisions. All payments of principal and interest on this Note shall be made in lawful currency of the United States of America by certified bank check or wire transfer to such account as the Holder may designate by prior written notice to the Maker in accordance with the provisions of this Note. Whenever any amount due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding Business Day. For purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of Nevada are authorized or required by law or executive order to remain closed.

(e) Optional Prepayment. Notwithstanding anything else set forth herein, the Maker may, at any time, pre-pay amounts outstanding under this Note without penalty and, upon such prepayment in full, the Holder shall have no further rights under this Note, including no rights of conversion.

2. Conversion of Note. This Note shall be convertible into shares of the Maker’s common stock, par value $0.00001 per share (the “CommonStock”), at the option of the Holder and in accordance with the terms and conditions set forth in this Section 2, at any time commencing on the Issuance Date and continuing thereafter and expiring on payment in full of all amounts outstanding and owing hereunder.

(a) Voluntary Conversion. The Holder shall have the right beginning on Issuance Date, to convert all or any part of the outstanding and unpaid principal amount of this Note into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issuance Date, or any shares of capital stock or other securities of the Maker into which such Common Stock shall hereafter be changed or reclassified at the Conversion Price (as defined Section 2(c) below) as provided herein (each, a “Conversion”). The Holder shall effect Conversions, in each instance, by delivering to the Maker a notice of conversion, in the form attached hereto as Exhibit A (the “Conversion Notice”). Each Conversion Notice must be submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Maker before 11:59 p.m., New York, New York time on the date specified for conversion in the Conversion Notice (the “Conversion Date”). Conversions hereunder shall have the effect of lowering the outstanding principal and interest amount of this Note in an amount equal to the applicable conversion on and as of the Conversion Date.

(b) Calculation of Number of Shares Issuable on Conversion. The number of shares of Common Stock to be issued upon each Conversion shall be determined by dividing the Conversion Amount (as defined immediately below) by the applicable Conversion Price (as defined in Section 2(c) below). The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of: (i) the principal amount of this Note to be converted in such conversion, plus (ii) at the Holder’s option, accrued and unpaid interest, if any, on such principal amount at the applicable rate of interest provided in this Note up to the Conversion Date, provided however, that the Maker shall have the right to pay (and not have converted) any or all interest in cash.

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(c) Calculation of Conversion Price. Subject to the adjustments described herein, the conversion price (the “Conversion Price”) shall be equal to Five Dollars ($5.00) per share until such time as the Common Stock is listed for trading on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing) (an “Uplisting”). At such time as the Maker completes an Uplisting, the Conversion Price shall adjust and be equal to the price per share of Common Stock immediately after the Uplisting.

In the event that Maker has not completed an Uplisting during twelve (12) month period following the Issuance Date (the “Target Period”) or an Event of Default (as hereinafter defined in Section 4(a)) occurs and is continuing, subject to application of the Cure Period, the Conversion Price shall adjust and be equal to the lower of: (i) the price per share equal to the average of the twenty (20) day VWAP (as defined below) for the for the twenty (20) trading days immediately prior to expiration of the Target Period, or (ii) Five Dollars ($5.00). The term “VWAP” means, for any date, the price determined by the first to occur of the following: (A) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (B) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (C) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (D) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(d) Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:

(i) Holder's Delivery Requirements. To convert this Note into shares of Common Stock by the Holder on the Conversion Date, the Holder shall (A) transmit by facsimile or electronic mail (or otherwise deliver) a copy of the fully executed Conversion Notice to the Maker, and (B) upon receipt by the Holder of the Common Stock, surrender this Note to a nationally recognized overnight courier for delivery to the Maker.

(ii) Maker's Response. Upon receipt by the Maker of a copy of a Conversion Notice, the Maker shall, as soon as practicable, but in no event later than five (5) Business Days after receipt of such Conversion Notice, send via facsimile or electronic mail (or otherwise deliver) a confirmation of receipt of such Conversion Notice (the “Conversion Confirmation”) to the Holder indicating that the Maker will process such Conversion Notice in accordance with the terms herein. The Maker’s transfer agent participates in the Depository Trust Maker (“DTC”) Fast Automated Securities Transfer (“FAST”) program. Accordingly, within five (5) Business Days after the date following delivery of the Conversion Confirmation, the Maker shall cause its transfer agent to electronically transmit the applicable Common Stock which the Holder shall be entitled by crediting the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (DWAC) system, and provide proof satisfactory to the Holder of such delivery. Upon conversion in full or repayment in full of this Note, the Holder shall surrender this Note for cancellation. If less than the full principal and accrued but unpaid interest amount of this Note is submitted for conversion, the Holder shall not be required to physically surrender this Note. The Maker and the Holder shall maintain records showing the principal and interest amount(s) converted and the date of such conversion(s). The Holder hereby acknowledges and agrees that: (A) by reason of the Conversions provided for in this Note, following any such Conversions, the principal amount stated on the face of this Note will no longer accurately reflect the outstanding principal amount hereunder, and (B) the unpaid (and unconverted) principal amount of this Note will be less than the principal amount stated on the face hereof.

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(e) Record Holder. The Person(s) entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Conversion Date.

(f) Adjustments to Conversion Price. If the Maker at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Maker at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(g) Certain Limitations. Notwithstanding anything else set forth herein, in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of: (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Note or the unexercised or unconverted portion of any other security of the Maker subject to a limitation on conversion or exercise analogous to the limitations contained herein); and (ii) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (i) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder (up to a maximum of 9.99%), at the election of the Holder, upon not less than 61 days’ prior notice to the Maker, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

In addition to the foregoing and not withstanding anything else set forth herein, the Holder agrees that from the Issuance Date and until 4:00 p.m. (New York City time) twelve (12) months from the Issuance Date (the “Restricted Period”), the Holder shall not sell, dispose of or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) any of the shares of Common Stock issued to it upon conversion of this Note.

3. Security. As security for the payment and performance of all the obligations of the Maker under this Note, now or hereafter existing, whether for principal, interest, fees, expenses or otherwise, the Holder is being granted, concurrent herewith, a subordinated security interest in all assets of Infusionz pursuant to a certain Pledge and Security Agreement, dated as of the date hereof, by and between Infusionz as pledgor and Upexi, Inc. as pledgee (the “Security Agreement”), which security interest shall rank junior to all liens and security interests granted by Maker and each of its subsidiaries (including without limitation Infusionz), to the holders of those certain 15.0% Original Issue Discount Senior Secured Convertible Debentures dated as of October 26, 2022 in the collective aggregate principal amount of $9,372,500 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, collectively, the “Senior Secured Debentures”), issued by Maker to the purchasers party to that certain Securities Purchase Agreement dated as of October 26, 2022, by and among Maker and the purchasers party thereto (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Financing SPA”), which Senior Secured Debentures are secured pursuant to that certain Security Agreement dated of October 26, 2022 securing the obligations of Bloomios under the Senior Secured Debentures (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, by and among the Maker, Infusionz and Bloomios Buyer as debtors, the other subsidiaries of Bloomios party thereto as debtors, the secured parties party thereto (“Senior Secured Parties”) and Walleye Opportunities Master Fund Ltd, as agent on behalf of the Senior Secured Parties ( “Senior Agent”).

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4. Defaults and Remedies.

(a) Events of Default. An “Event of Default” means: (i) failure by the Maker to make payment of principal or interest on this Note when due, subject to application of the Cure Period; (ii) failure by the Maker to comply with any material provision of this Note, as set forth in such notice, subject to application of the Cure Period; (iii) the Maker, pursuant to or within the meaning of any Bankruptcy Law (as defined herein): (A) commence a voluntary case; (B) consent to the entry of an order for relief against it in an involuntary case; (C) consent to the appointment of a Custodian (as defined herein) of it or for all or substantially all of its property; (D) make a general assignment for the benefit of its creditors; or (E) admit in writing that it is generally unable to pay its debts as the same become due; or (iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against the Maker in an involuntary case; (2) appoints a Custodian of the Maker for all or substantially all of its property; or (3) orders the liquidation of the Maker, and the order or decree remains unstayed and in effect for sixty (60) days. “BankruptcyLaw” means Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(b) Remedies. If an Event of Default occurs and is continuing, the Holder of this Note may declare all of this Note, including any interest and other amounts due to be due and payable immediately, and may, at the option of the Holder be immediately convertible as provided herein, subject to and provided such payment or conversion is permitted under the Subordination Agreement.

5. Voting Rights. The Holder expressly understands and acknowledges that it is not a stockholder of the Maker and that the Holder shall have no voting rights unless and until the Holder exercises the conversion rights provided for herein and has become a stockholder thereby.

6. Short Sales. Holder represents and agrees, as applicable, (a) Holder has not, prior to the date hereof, entered into or effected any Short Sales (as defined below) and (b) so long as the Note remains outstanding, Holder will not enter into or effect any Short Sales (as defined below). The Maker acknowledges and agrees that upon submission of Conversion Notice as set forth herein, Holder immediately owns the Common Stock described in the Conversion Notice and any sale of that Common Stock issuable under such conversion notice would not be considered Short Sales. For purposes herein, “Short Sales” shall mean entering into any short sale or other hedging transaction which establishes a net short position with respect to the Maker.

7. Subordination. This Note and payment of all amounts due and owing hereunder are subordinate and junior in right of payment to the Senior Secured Debentures. Seller acknowledges that it has entered into that certain Intercreditor and Subordination agreement dated as of October 26, 2022 by and among the Seller as subordinated creditor and the Senior Agent (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Subordination Agreement”) providing for, among other things, the subordination of (i) the obligations and rights of the Maker and the Holder respectively under this Note and (ii) Maker’s and Infusionz’ obligations and the Holder’s rights under the Security Agreement, including without limitation the subordination of any security interest granted to Holder under the Security Agreement, to the Senior Liabilities (as defined in the Subordination Agreement). In the event of any conflict between the terms and provisions the Subordination Agreement and this Note, the terms and provisions of the Subordination Agreement shall govern and control.

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8. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Maker for cancellation and shall not be re-issued.

9. Waiver of Notice. To the extent permitted by law, the Maker hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

10. Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of Nevada, without giving effect to provisions thereof regarding conflict of laws. Maker hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Clark County in the State of Nevada for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Maker hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending by certified mail or overnight courier a copy thereof to such party at the address indicated in the preamble hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. THE MAKER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

11. Indemnity and Expenses. The Maker agrees:

(a) To indemnify and hold harmless the Holder and each of its partners, employees, agents and affiliates from and against any and all claims, damages, demands, losses, obligations, judgments and liabilities (including, without limitation, attorneys’ fees and expenses) in any way arising out of or in connection with this Note; and

(b) To pay and reimburse the Holder upon demand for all costs and expenses (including, without limitation, attorneys’ fees and expenses) that the Holder may incur in connection with (i) the exercise or enforcement of any rights or remedies (including, but not limited to, collection) granted hereunder or otherwise available to it (whether at law, in equity or otherwise), or (ii) the failure by the Maker to perform or observe any of the provisions hereof. The provisions of this Section 10 shall survive the execution and delivery of this Note, the repayment of any or all of the principal or interest owed pursuant hereto, and the termination of this Note.

12. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity.

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13. Usury Savings Clause. Notwithstanding any provision in this Note, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Note or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Note, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance of this Note immediately upon receipt of such sums by the Holder hereof, with the same force and effect as though the Maker had specifically designated such excess sums to be so applied to the reduction of such outstanding principal balance and the Holder hereof had agreed to accept such sums as a penalty‑free payment of principal; provided, however, that the Holder of this Note may, at any time and from time to time, elect, by notice in writing to the Maker, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest rather than accept such sums as a prepayment of the outstanding principal balance. It is the intention of the parties that the Maker does not intend or expect to pay nor does the Holder intend or expect to charge or collect any interest under this Note greater than the highest non-usurious rate of interest which may be charged under applicable law.

14. Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Maker and the Holder and shall not be construed against any person as the drafter hereof.

15. Failure or Indulgence Not Waiver. No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

16. Notice. Any notice, request or other communication to be given or made under this Note to the parties shall be in writing. Such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, international courier (confirmed by facsimile), or facsimile (with a hard copy delivered within two (2) Business Days) to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party shall have designated by notice to the party giving or making such notice, request or other communication, it being understood that the failure to deliver a copy of any notice, request or other communication to a party to whom copies are to be sent shall not affect the validity of any such notice, request or other communication or constitute a breach of this Note.

If to the Maker:	Bloomios, Inc.
701 Anacapa Street, Suite C
Santa Barbara, CA 93101
Attention: Michael Hill, CEO
E-Mail:

With a copy to:	Lucosky Brookman LLP
101 Wood Avenue South
Woodbridge, NJ 08830
Attention: Seth A. Brookman
E-Mail:

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If to the Holder:	Upexi, Inc.
17129 US Hwy 19 N. Clearwater, Florida 33760
Attn: Allan Marshall, CEO
Email:

With a copy to:	Dickinson Wright PLLC
350 E. Las Olas Boulevard, Ste. 1750
Fort Lauderdale, Florida 33301
Attention: Clint J. Gage
E-Mail:

[Remainder of this Page Intentionally Blank – Signature Page Follows this Page]

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IN WITNESS WHEREOF, the Maker has caused this Note to be executed on and as of the Issuance Date.

BLOOMIOS, INC.

By:
Name:	Michael Hill
Title:	Chief Executive Officer

[Signature Page to $5,000,000 Convertible Secured Subordinated Promissory Note – Bloomios, Inc. to Upexi, Inc.]

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EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal and/or interest under the Convertible Secured Subordinated Promissory Note (the “Note”) issued by Bloomios, Inc., a Nevada corporation (the “Maker”), into shares of common stock, par value $0.0001 per share, of the Maker (the “Common Stock”) in accordance with the conditions of the Note, as of the date written below.

If the shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as requested by the Maker in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

            By the delivery of this Notice of Conversion, the undersigned represents and warrants to the Maker, as the issuer of the shares of Common Stock, that its ownership of the Common Stock does not exceed the amounts determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended, specified under the Note.

Conversion Calculations

Effective Date of Conversion:	_______________________

Principal Amount and/or Interest to be Converted:	_______________________

Number of shares of Common Stock to be Issued:	_______________________

THE HOLDER

By: _____________________________

Name: __________________________

Title: ____________________________

Address: _________________________

__________________________

__________________________

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